UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2013

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On December 20, 2013, Noble Energy, Inc. (the “Company”) entered into amendments to the Noble Energy, Inc. Retirement Restoration Plan (the “Retirement Restoration Plan”) and the Noble Energy, Inc. Deferred Compensation Plan, including the portion thereof known as the Noble Energy, Inc. 2005 Deferred Compensation Plan (together the “Deferred Compensation Plan”), which are described below.
Amendment of Retirement Restoration Plan
The Retirement Restoration Plan is an unfunded plan established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and its participating affiliates. The Retirement Restoration Plan provides benefits that cannot be provided under the Company’s qualified defined benefit plan because of compensation and benefit limitations applicable to the qualified defined benefit plan under the Internal Revenue Code. Retirement Restoration Plan benefits are calculated using the same methodology utilized for the Company’s qualified defined benefit plan. All of the Company’s named executive officers, with the exception of its principal financial officer, continue to accrue benefits under the Retirement Restoration Plan.
The amendment to the Retirement Restoration Plan will freeze the accrual of benefits under the Restoration Plan effective December 31, 2013 in coordination with the termination of the Company’s qualified defined benefit plan as of that same date, so that no additional benefits will accrue under the Retirement Restoration Plan for any participant or beneficiary after December 31, 2013. Benefits accrued under the Retirement Restoration Plan as of that date will be frozen, and payments under the Retirement Restoration Plan will continue to be made in ordinary course without acceleration of payment. Participants in the Retirement Restoration Plan who remain employed by the Company upon final liquidation and distribution of assets of the Company’s qualified defined benefit plan may elect to have the lump sum present value of their Retirement Restoration Plan benefits converted into an account balance under the Company’s Deferred Compensation Plan, provided that the conversion is made in accordance with Section 409A of the Internal Revenue Code.
Changes to the Deferred Compensation Plan
The Company’s Deferred Compensation Plan allows executive officers and certain other employees of the Company and its participating affiliates to save for retirement in a tax-effective way at a favorable cost to the Company. Participants in the Deferred Compensation Plan are allowed to defer portions of their salary and bonus and to receive credits for certain matching and age-weighted contributions that would have been made to the Company’s qualified defined contribution plan if that plan had not been subject to Internal Revenue Code compensation and contribution limitations. Under this unfunded program, amounts deferred by the participant and contribution credits for the participant have been credited annually with interest at a rate equal to the greater of 125% of the 120-month rolling average of 10-year U.S. Treasury Notes or the 120-month rolling average of the prime rate as published in The Wall Street Journal.
Amendments to the Deferred Compensation Plan, which will become effective on January 1, 2014, provide for the following:

•
Beginning January 1, 2014, participants in the Deferred Compensation Plan may elect, in lieu of having their accounts credited with the interest rate described above, to have their accounts adjusted to reflect the results of an array of notional investment options.

•
Additional contribution credits will be made for certain participants in the Deferred Compensation Plan in coordination with new employer contributions provided for them under the Company’s qualified defined contribution plan that are designed to offset the financial impact to them of the freezing of benefit accruals under the Company’s qualified defined benefit plan.

•
Additional account balances will be established for those participants in the Deferred Compensation Plan who elect to have the lump sum present value of their Retirement Restoration Plan benefits converted into an account balance under the Company’s Deferred Compensation Plan.

•	Allow participants to have more than one scheduled withdrawal account at any time.

•
Allow "class year" distribution elections such that participants can make a separate retirement distribution election that is only attributable to that year of deferral and to allow participants to elect a different time and form of payment for each deferral source.

•
Allow a participant to make a retirement distribution election in conjunction with a Scheduled Withdrawal such that if a participant retires prior to the Scheduled Withdrawal, then the distribution of the Scheduled Withdrawal will revert to the participants retirement distribution election.

The foregoing description of the material terms and conditions of the amendments to the Restoration Plan and the Deferred Compensation Plan does not purport to be complete and is qualified in its entirety by reference to the full text of such amendments, which are filed as Exhibits 10.1, 10.2 and 10.3 hereto.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed as part of this current report on Form 8-K:

10.1	Amendment No. 1 to the Noble Energy, Inc. Retirement Restoration Plan, dated effective as of December 31, 2013.
10.2	Amendment No. 1 to the Noble Energy, Inc. Deferred Compensation Plan, dated effective as of January 1, 2014.
10.3	Amendment No. 1 to the Noble Energy, Inc. 2005 Deferred Compensation Plan, dated effective as of January 1, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date:	December 23, 2013	By:	/s/ Kenneth M. Fisher
Kenneth M. Fisher
Executive Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Amendment No. 1 to the Noble Energy, Inc. Retirement Restoration Plan, dated effective as of December 31, 2013.
10.2	Amendment No. 1 to the Noble Energy, Inc. Deferred Compensation Plan, dated effective as of January 1, 2014.
10.3	Amendment No. 1 to the Noble Energy, Inc. 2005 Deferred Compensation Plan, dated effective as of January 1, 2014.